Exhibit 10.9

SI-BONE, INC.

3055 OLIN AVENUE, SUITE 2200

SAN JOSE, CA 95128

June 20, 2016

Michael Pisetsky

[Address intentionally omitted.]

RE: Change of Terms and Conditions of Employment

Dear Mike:

We are pleased to offer you the position of Vice President of Legal, Corporate Secretary and General Counsel with SI-BONE, Inc. (“SI-BONE” or “the Company”) starting August 1, 2016. In this role, you will report directly to Laura Francis, Chief Financial Officer. As of August 1, 2016, the Company will pay you a semi-monthly base salary of $9,375.00, equivalent to a yearly base of $225,000, subject to applicable withholdings. You will also be eligible to receive up to an additional 30% of your base salary under the Company’s 2016 Bonus Plan (“the Bonus Plan”) based upon the achievement of certain corporate and individual goals in accordance with the terms and conditions of the Bonus Plan.

Subject to the approval of the Company’s Board of Directors at its next meeting, you will be granted an option to purchase an additional 635,030 shares1 of the Company’s Common Stock with an exercise price equal to the fair market value of our Common Stock on the date of grant as determined by the Board of Directors. The shares will vest in equal monthly installments over the 48 months following the date of grant. The option will be subject to the terms and conditions set forth in our 2008 Stock Option Plan and the applicable Stock Option Agreement. In addition, we will recommend to the Company’s Board of Directors that all shares subject to options held by you will include provisions permitting early exercise, including amendment of prior option grants to the extent necessary.

Your employment with SI-BONE remains at-will. This means that you are free to terminate your employment with SI-BONE at any time, with or without cause or advance notice. Likewise, SI-BONE has the right to terminate your employment, or otherwise discipline, transfer or demote you at any time, with or without cause, and with or without notice. No one other than the Company’s CEO can alter this at-will arrangement and any such agreement must be in writing and must be signed by you and the CEO.

Notwithstanding the foregoing, and without any impact upon the at-will nature of your employment, you will be eligible to receive the severance benefits outlined on Exhibit A to this letter.

Except as is expressly set forth in this letter, the remainder of the terms and conditions of your employment, including those outlined in the offer letter between you and the Company dated February 19, 2015 and the mutual covenants set forth in the Proprietary Information and Inventions Agreement between you and the Company that you signed on February 19, 2015 will remain in full force and effect. To acknowledge receipt and acceptance of this letter and Exhibit A, please sign and date both documents and return them to me on or before June 22, 2016.

We look forward having you undertake this role, which we hope you will find enjoyable and professionally rewarding.

1 This number of option shares includes the option shares you would have otherwise been eligible to receive in connection with the Series 7 employee refresh grants.

If you have any questions, please let me know.

Very truly yours, SI-BONE, Inc.

By:	/s/ Laura Francis
Laura Francis Title: Chief Financial Officer

I have read and accept the terms set forth above:

Michael Andrew Pisetsky
Printed Name of Employee

/s/ Michael Andrew Pisetsky
Signature of Employee

June 20, 2016

Date

Attachment:

Exhibit A

Exhibit A

This exhibit contains terms and conditions pertaining to separation payments and benefits that SI-BONE, Inc. (“the Company”) is offering to you.

1.

Benefits upon Separation from Employment – No Change in Control. In the event the Company terminates your employment for any reason other than for Cause (as defined below), the Company will tender to you the following benefits (collectively, the “Severance Benefits”) within sixty (60) calendar days of the termination date:

a.	A lump-sum payment equal to three (3) months of your then-current base salary; and

b.	A lump-sum payment in the amount of $1,900.00.

2.

Benefits upon Separation from Employment Prior to or Following a Change in Control. Notwithstanding the foregoing, in the event the Company terminates your employment for any reason other than Cause or if you resign your employment for Good Reason either three (3) months prior to or twelve (12) months following the consummation of a Change in Control, the Company will tender to you the following benefits (collectively, “the Change in Control Severance Benefits”) within sixty (60) calendar days of the termination date:

a.	A lump-sum equal to six (6) months of your then-current base salary;

b.	A lump-sum payment in the amount of $3,700.00;

c.	Accelerated vesting of any unvested Company stock options such that 100% of your unvested option shares shall vest as of your termination date; and

d.	A lump-sum equal to your target annual bonus, prorated for partial months of service prior to your separation date.

3.	Definitions. The following definitions apply to this Exhibit A:

a.

Change of Control: (i) the consummation of a merger or consolidation of the Company with or into another entity; or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

b.

Cause: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to Company business; (ii) your material breach of this agreement or the Company’s Proprietary Information and Inventions Agreement; (iii) your conviction of, entry of or a plea of nolo contendere to fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) your willful neglect of duties as determined in the sole and exclusive discretion of the Company’s Chief Executive Officer or Board of Directors; (v) your failure to perform the essential functions of your position, with or without a reasonable accommodation, due to a mental or physical disability; or (vi) your death.

c.

Good Reason: the occurrence of one or more of the following without your express written consent: (i) a reduction in your base salary by more than 10%; (ii) a material diminution of your authority, duties or responsibilities; or (iii) relocation of your principal workplace by more than thirty (30) miles. A condition shall not be considered “Good Reason” unless you give the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving your written notice.

4.

Contingencies for Receipt of Separation Payment(s). Your receipt of the Severance Benefits or the Change in Control Severance Benefits will be contingent upon the following: (a) your return of all Company property in your possession; (b) if applicable, your resignation from your position as a member of the Company’s Board of Directors and the Board of Directors of any Company subsidiary; (c) your continued adherence to the terms and conditions of the Proprietary Information and Inventions Agreement between you and the Company, including without limitation the ongoing obligations following the termination of your employment set forth in that agreement; and (d) your execution and non-revocation of a standard form release of claims against the Company in a form proscribed by the Company.

5.	Tax Matters.

a.	Withholding. All benefits referred to in this Exhibit will be subject to applicable tax withholding and deductions.

b.

IRC Section 280G Payments. In the event that the Severance Benefits and/or the Change in Control Severance Benefits constitute an “excess parachute payment” under the Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefits and/or Change in Control Severance Benefits shall be reduced to the maximum amount that does not trigger the excise tax provisions of the Code unless, in the Company’s determination, you would receive greater post-tax payments and benefits in the absence of such reduction.

c.

Section 409A. If the Company determines that you are a “specified employee” under Section 409(a)(2)(B)(i) of the Code as such definition shall apply as of your termination date, then, to the extent that any portion of the Severance Benefits and/or Change in Control Severance Benefits are subject to Section 409A of the Code, those payments shall be tendered to you (or your estate) on the first business day following the earlier of: (i) six (6) months following your separation date; or (ii) the date of your death.

d.

No Tax Advice. Notwithstanding the foregoing, by your signature below you agree and acknowledge that the Company does not have a duty to tender to you tax advice and has no duty to design compensation policies to minimize your tax liabilities.

6.	At-Will Employment. Your employment with the Company remains at-will, which means that either you or the Company may end your employment at any time, with or without reason, notice, or cause.

7.

Miscellaneous. This Exhibit A expressly supersedes and replaces any prior agreements, representations or understandings, written or oral or express or implied, between you and the Company as to the subject matter herein. This Exhibit A may only be modified or amended in a writing signed by both you and a duly-authorized Company officer or member of the Board of Directors. This Exhibit A will bind the heirs, personal representatives, successors and assigns of both you and the Company, and will inure to the benefit of both you and the Company, and your/its heirs, successors and assigns.

If any provision of this Exhibit A is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement and the provision in question will be modified to be rendered enforceable.

To signify your acceptance of these terms and conditions, please sign and return a copy of this Exhibit A to me on or before June 22, 2016.

Signed:

Agape Eleftheriadis

Director, Human Resources

SI-BONE, Inc.

ACCEPTED AND AGREED TO:

/s/ Michael Pisetsky
Michael Pisetsky

Date Signed:	June 20, 2016